Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations/Corporate Communications

302/498-6944

Incyte Announces Major Collaboration and License Agreement for
Two Hematology-Oncology Programs

Novartis to Develop and Commercialize Incyte’s Lead JAK1/JAK2 Inhibitor, INCB18424, for Territories Outside the US and Incyte’s cMET Inhibitor, INCB28060, Worldwide

Incyte May Receive Over $1 Billion in Payments, Including $150 Million Upfront Plus an Immediate $60 Million Development Milestone in Addition to Future Potential Milestones and Royalties

WILMINGTON, DE, November 25, 2009 —  Incyte Corporation (NASDAQ: INCY) announced today that it has entered into a collaboration and license agreement with Novartis for two of its investigational hematology-oncology therapies: INCB18424, an oral JAK1/JAK2 inhibitor that is in Phase III development for myelofibrosis, a serious life-threatening neoplastic condition characterized by varying degrees of bone marrow failure, splenic enlargement and debilitating constitutional symptoms, and INCB28060, an oral cMET inhibitor that is about to enter Phase I development as a potential treatment for multiple cancers.

Paul A. Friedman, Incyte’s president and CEO, stated, “This agreement reflects our objective to retain US rights to INCB18424 and puts us in a strong position to transition Incyte into a successful commercial company with sufficient resources to continue to advance other promising compounds in our pipeline. Additionally, the appreciation from Novartis for INCB18424’s potential to treat the unmet patient need in myelofibrosis and other cancers, and their proven success in rapidly commercializing new targeted oncology treatments, were determining factors in our decision to choose Novartis as our collaborative partner.”

Under the terms of the agreement, Incyte will retain exclusive rights for the development and potential commercialization of INCB18424 in the US. Novartis will have responsibility for the future development and commercialization of INCB18424 in all hematology—oncology indications outside of the US. Novartis will also be responsible for the future worldwide development of INCB28060.

Novartis will make an upfront payment of $150 million to Incyte plus an immediate $60 million milestone payment for the initiation of the European Phase III trial of INCB18424, COMFORT-II, that began in July of this year. Novartis will receive ex-US commercialization rights for Incyte’s lead JAK inhibitor and global commercialization rights for the cMET inhibitor. Each company will be responsible for costs in their respective territories for the JAK inhibitor, with costs of collaborative studies shared equally. Incyte may also be eligible over time for additional payments of up to approximately $1.1 billion if future contingent development and commercialization milestones are achieved. Incyte is also eligible to receive tiered, double-digit royalty payments on future ex-US INCB18424 sales. Novartis will be responsible for all costs and activities for the cMET inhibitor after the Phase I clinical trial. Incyte is eligible to receive royalties on future sales of INCB28060 and has retained an option to co-develop and co-promote INCB28060.

About Myeloproliferative Neoplasms (MPNs)

MPNs are a related group of hematological neoplasms characterized by dysfunction of the bone marrow resulting in either over production of blood cells or ineffective hematopoiesis leading to production of blood cells in the spleen and resulting in massive splenomegaly. The three main MPNs are polycythemia vera (PV), essential thrombocythemia (ET) and myelofibrosis (MF). Approximately 10 to 20% of patients with PV and ET progress to MF and MF can also develop without a prior history of PV or ET. There are no adequately effective therapies to treat these disorders.

About INCB18424

INCB18424 is Incyte’s lead internally developed JAK1/JAK2 inhibitor that has shown positive clinical activity in a number of hematology and inflammatory conditions. The compound is currently in Phase III for patients with MF and Phase II for patients with advanced PV and ET. Incyte has retained rights to develop a topical formulation of INCB18424 which has demonstrated positive clinical results in a recently completed Phase IIb trial in patients with mild to moderate psoriasis.

About INCB28060

cMET is a validated target with significant potential in multiple major oncology indications. INCB28060 is a potent cMET inhibitor that has demonstrated favorable pharmacologic activity in relevant cell and animal models and has demonstrated in those models that it can be dosed safely to achieve levels of cMET inhibition that are associated with tumor regression in multiple solid tumors. The investigational new drug application has been cleared by the US Food and Drug Administration.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company focused on developing proprietary small molecule drugs for oncology, inflammation and diabetes.  Incyte’s most advanced compound, INCB18424, is in Phase III development for myelofibrosis.  For additional information on Incyte, visit the Company’s web site at www.incyte.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to the potential to receive up to approximately $1.1 billion in future contingent milestone payments, plans and timing for INCB28060 to enter Phase I development as a potential treatment for multiple cancers, statements regarding being put in a strong position to transition into a successful commercial company with sufficient resources to continue to advance other promising compounds in the pipeline,  the potential indications and benefits of INCB18424 and INCB28060, and the potential benefits from and payments under the agreement, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause the parties not to achieve some or all of the commercial and developmental milestones set forth in the collaboration agreement and that may otherwise cause Incyte’s actual results and timing to differ materially, including the  high degree of risk and uncertainty associated with drug development and clinical trials, the uncertainty associated with the regulatory approval processes, risks related to the timing of and patient enrollment in clinical trials, risks related to the potential failure of INCB18424 and INCB28060 to demonstrate safety and efficacy in clinical testing; risks and uncertainty associated with the therapeutic and commercial value of INCB18424 and INCB28060; risks relating to market competition, risks associated with Incyte’s dependence on its relationship with its collaboration partners, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. Incyte disclaims any intent or obligation to update these forward-looking statements.